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                                                                                 EXHIBIT 11
               CBI INDUSTRIES, INC. AND SUBSIDIARIES
              COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                                    Three Months
Thousands of dollars, except per share amounts                      Ended March 31,
                                                                       1995         1994
Primary Earnings Per Common Share
  Net income to common shareholders                                     $8,656       $8,172
  Weighted average number of common shares outstanding                  38,090       37,680
  Primary net income per common share                                    $0.23        $0.22


Fully Diluted Earnings Per Common Share
  Net income                                                            $8,656       $8,172
  Add back expenses included in net income that pertain to ESOP
    Series C preferred dividends                                         1,977        2,093
    Common dividends on unallocated reverted shares                        -             16
    Company contributions (after utilization of common dividends
      of $199, $202 charged to retained earnings)                        2,332        2,004
    ESOP debt amortization                                                 -           (212)
    Tax effect included in net income related to debt service           (1,747)      (1,582)
  Net income adjusted to exclude ESOP debt service                      11,218       10,491

Adjustments to reflect the servicing of ESOP debt (required for this calculation), based on the assumption all Series C preferred shares were converted to common shares:
    Common dividends on unallocated reverted shares                        -            (34)
    Company contribution (after utilization of common dividends
     of $829, $838 charged to retained earnings)                        (3,679)      (3,443)
    ESOP debt amortization                                                 -            212
    Tax effect included in net income related to debt service            1,618        1,435
Fully diluted net income to common shareholders                         $9,157       $8,661

Weighted average number of common shares outstanding                    38,090       37,680
Add common stock equivalents of stock option plan                           84          190
Add common stock equivalents of Series C preferred shares                5,312        5,387
Fully diluted weighted average number of common shares outstanding      43,486       43,257
Fully diluted net income per common share                                $0.21        $0.20

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